EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment No. 1 to Registration Statement (Form F-4 No. 333-132642) and related Prospectus of Mittal Steel Company N.V. for the registration of 90,283,158 shares of its common stock of our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the years in the two year period ended December 31, 2003, and of our report dated February 8, 2005, with respect to the Consolidated Financial Statements of Ispat Iscor Limited and subsidiaries as of and for the year ended December 31, 2004, which reports appear in the annual report on Form 20-F of Mittal Steel Company N.V. for the year ended December 31, 2005, and to the reference to our firm under the heading “Experts” in the prospectus.

As stated in our report dated October 28, 2004 (except for Note 1, Basis of preparation, as to which the date is November 26, 2004), with respect to the Consolidated Financial Statements of Iscor Limited and subsidiaries as of December 31, 2002 and 2003 and for each of the years in the two year period ended December 31, 2003, such consolidated financial statements were restated for the treatment of negative goodwill in conformity with International Financial Reporting Standards.

Pretoria, South Africa

April 25, 2006

/s/ KPMG Inc.

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